UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2026

Laser Photonics Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-41515	84-3628771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Technology Park Lake Mary, FL	32746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 804-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	LASE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Chairman of the Board of Directors

On October 12, 2026, the Board of Directors (the “Board”) of Laser Photonics Corporation (the “Company”) appointed Dmitri Nikitin as a member of the Board and to serve as the Executive Chairman of the Board. In this role, Mr. Nikitin has been appointed, and will assume the duties of, principal executive officer of the Company.

On October 16, 2026, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Nikitin. The Employment Agreement is effective as of October 12, 2026 (the “Effective Date”). The term of the Employment Agreement commences on the Effective Date and expires on the third anniversary of the Effective Date, unless terminated sooner or extended as provided in the Employment Agreement.

Mr. Nikitin will receive an annual base salary of $400,000, subject to annual review by the independent members of the Board and which may be increased but not decreased based on performance as determined by the Board in its sole discretion. As soon as reasonably practicable following the Effective Date, Mr. Nikitin will be awarded an equity award equal to two million (2,000,000) shares of the Company’s common stock under the Company’s 2019 Stock Incentive Plan of which fifty percent (50%) shall vest on the date of grant and the remaining fifty percent (50%) shall vest ratably upon the first two (2) anniversaries of the Effective Date, subject to Mr. Nikitin’s continued employment through each applicable vesting date unless otherwise specified in the Employment Agreement. Mr. Nikitin will also be entitled to a car allowance of $1,850 per month, six (6) weeks of paid time off per year, and participation in the Company’s employee benefit plans available to other senior executives.

If Mr. Nikitin’s employment is terminated by the Company without Cause, due to death or disability or resignation by Mr. Nikitin for Good Reason (each as defined in the Employment Agreement), subject to his execution and non-revocation of a general release of claims, Mr. Nikitin (or Mr. Nikitin’s legal representatives, as applicable) shall be entitled to receive: (i) accrued and unpaid base salary, accrued and unpaid paid time off, and other accrued and vested amounts and benefits (the “Accrued Compensation”); (ii) acceleration of vesting of any unvested portion of the equity award as of the termination date; (iii) a cash amount equal to twelve (12) months of his base salary, payable over the twelve (12)-month period following termination; and (iv) Company reimbursement of COBRA premiums for such twelve (12)-month period (or until he becomes eligible for comparable coverage under a subsequent employer’s plan, if earlier). If such termination occurs without Good Reason or by the Company for Cause, Mr. Nikitin is entitled to receive only the Accrued Compensation.

The Employment Agreement also contains twelve (12) month non-competition, twelve (12) month non-solicitation, five (5) year confidentiality, perpetual non-disparagement, cooperation, and other customary restrictive covenant and indemnification provisions. Payments under the Employment Agreement are subject to Section 409A of the Internal Revenue Code.

Dmitri Nikitin brings more than 35 years of experience in laser technology innovation. He holds an engineering degree in industrial electronics and quantum mechanics from Moscow Power Engineering University and a PHD in Ministry of Electronics of USSR. His product innovation and executive leadership across multinational companies include the development of laser platforms for marking, cutting, welding, glass separation, flat panel display processing, wafer processing, semiconductor processing and industrial manufacturing. His engineering leadership at the Institute of Precise Technologies in the former Soviet Union helped create new laser applications for components used in the space program. Mr. Nikitin’s inventions include patented methods for splitting precision glass with zero curve loss. He co-developed the world’s first high-power fiber laser cutting system for IPG Photonics. Mr. Nikitin developed a mobile fiber-laser platform for military mine-clearing applications, the first of its kind. He is a named inventor on three patent applications in 2026 relating to Bulk-to-Shape technology. For the past five years, Mr. Nikitin has served as the Chairman of ICT Investments (“ICT”), a private investment firm, and the CEO of Fonon Technologies, Inc. (“FTI”).

There are no arrangements or understandings between Mr. Nikitin and any other persons pursuant to which he was selected as a director and Executive Chairman of the Company, and Mr. Nikitin has no family relationships with any director or executive officer of the Company. Mr. Niktin serves as the Managing Partner of ICT. ICT, together with its affiliates Fonon Drone Shield Solutions, Inc. (“FDSS”), Fonon Quantum Technologies, Inc. and FTI, owns approximately 19% of the Company’s outstanding Common Stock. ICT provides the Company accounting and various management services on an as-needed basis. During the nine months ended September 30, 2026, and 2025, the Company incurred approximately $33,575 and $53,640, respectively, for such services. Mr. Nikitin has personally guaranteed certain corporate credit card obligations of the Company. During the nine months ended September 30, 2026, and 2025, the Company paid him guaranty fees of approximately $10,197 and $39,903, respectively. The guaranty remained in place at September 30, 2026. Accounts payable due to ICT and its affiliates as of September 30, 2026, and December 31, 2025, were $310,814 and $349,461, respectively. On April 3, 2025, April 16, 2025, June 20, 2025, July 8, 2025, and July 12, 2025, the Company received from ICT unsecured loans in the principal amount of $200,000, $400,000, $20,000, $101,000, and $30,000 respectively (the “ICT Loans”). The Company issued promissory notes, with interest at $20,000, $40,000, $2,000, $10,000, and $3,000, respectively, and a maturity date of May 31, 2025, June 30, 2025, August 30, 2025, September 8, 2025, and September 12, 2025, respectively. On September 12, 2025, the Company amended the promissory notes to include a default provision that upon default, the loans bear an annual interest rate of 10% and are due on demand. The unpaid principal balance of the ICT Loans as of December 31, 2025, was $751,000, and unpaid interest as of that date was $111,623. The outstanding principal of these promissory notes was repaid in full during the nine months ended September 30, 2026, and $50,615 of accrued interest remained unpaid as of September 30, 2026. On January 1, 2020 the Company entered into an exclusive worldwide license agreement with ICT for its CleanTech laser-cleaning technology on a perpetual, royalty-free basis. On November 16, 2022, the Company entered into a services agreement with FTI, whereby FTI agreed to maintain its federal SAM registration on our behalf to facilitate military product manufacturing and to provide back-office transition services. In exchange, the Company pays FTI a monthly service fee of 6.5%. On October 18, 2023, the Company entered into an exclusive worldwide license agreement with FTI for its High-Power Turbo Piercing technology. Consideration comprised $350,000 in cash, 1,000,000 shares of Common Stock, and a 6.5% running royalty on future applicable revenues. On May 21, 2024, the Company entered into an exclusive worldwide license with FDSS for a portfolio of laser-material-processing technologies used in the Company’s anti-drone laser platform and semiconductor products. Consideration comprised 3,000,000 shares of Common Stock and a 6.5% running royalty on future applicable revenues.

The foregoing description of the Employment Agreement is not a complete description of the parties’ rights and obligations and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Resignation of Chief Executive Officer

On October 16, 2026, the Company announced that Wayne Tupuola, the Chief Executive Officer (“CEO”) of the Company, resigned from serving as the CEO of the Company, effective as of October 13, 2026. In connection with his resignation, Mr. Tupuola also resigned as a director on the Board, effective as of October 13, 2026. Mr. Tupuola resigned for personal reasons and his resignation is not the result of any disagreement with the Company regarding any financial, accounting, or other matters. The Company thanks Mr. Tupuola for his years of service to the Company. The Company anticipates entering into a consulting agreement with Mr. Tupuola and will summarize its terms in a subsequent Current Report on Form 8-K.

Interim President

On October 13, 2026, the Board also ceased Ann Tewari’s service as Interim President of the Company and approved her return to her prior position as Vice President, Operations of the Company. The Company thanks Ms. Tewari for her service as Interim President of the Company.

Item 7.01 - Regulation FD Requirements.

On October 16, 2026, the Company issued a press release announcing Mr. Nikitin’s appointment as Executive Chairman of the Company, Mr. Tupuola’s resignation as a director and Chief Executive Officer of the Company and Ms.Tewari’s return to her prior position as Vice President, Operations of the Company. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1+	Employment Agreement, dated October 16, 2026, by and between Dmitri Nikitin and Laser Photonics Corporation
99.1	Press release dated October 16, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Management or compensatory agreement or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laser Photonics Corporation

Date: October 16, 2026	By:	/s/ Dmitri Nikitin
Dmitri Nikitin
Executive Chairman

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